Exhibit 99.1
FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Mr. Peter Murnane
	410 N. 44th St. Suite 700		602-685-4054
Phoenix, AZ 85008
Mesa Announces Amendment to Existing Code Share Agreement and Expanded Code
Share Agreement with Delta Air Lines
Phoenix, March 13, 2007. Mesa Air Group Inc. (Nasdaq: MESA) announced today that it has reached an agreement with Delta Air Lines (“Delta”) for an amendment to and assumption of its existing Delta Connection Agreement (“Amended DCA”), as well as for a new code share agreement to operate 14 CRJ-900 regional jet aircraft (“Expansion DCA”), both subject to approval by the Bankruptcy Court overseeing Delta’s Chapter 11 bankruptcy proceedings. After service begins pursuant to the Expansion DCA and the Amended DCA, the Mesa regional jet fleet flying for Delta will consist of 14 CRJ-900s and 36 ERJ-145s.
Expansion DCA
The Expansion DCA authorizes Mesa to operate 14 CRJ-900 regional jet aircraft as a Delta Connection Carrier for a term of up to ten (10) years. This new service is expected to begin in September 2007. The compensation structure for the Expansion DCA will be similar to the structure in the existing Delta Connection agreement, except in the following areas:
•	The CRJ-900 aircraft will be owned by Delta and leased to Mesa for a nominal amount.

•	No mark-up or incentive compensation will be paid on fuel costs above a certain level or on fuel provided by Delta.
Amended DCA
The Amended DCA provides for, among other things:
•	Adding six (6) additional ERJ-145 aircraft to the scope of existing DCA for up to three (3) years beginning immediately.

•	Commencing in August 2008, the removal of eight (8) of the original thirty (30) ERJ-145 aircraft at a rate of three (3) aircraft per month.

•	Mesa receiving a general unsecured claim of $35 million as part of Delta’s bankruptcy proceedings in connection with the amendment. Such claim is in full and final satisfaction of any and all claims Mesa may have against Delta for pre-petition debt.
“We are delighted that Delta has once more demonstrated confidence in Mesa and provided us this opportunity to expand our valued partnership,” said Mesa Chairman and CEO, Jonathan Ornstein. “Since we began flying for Delta in October 2005 our people have worked hard to provide a high quality product to our Delta Connection customers and we would like to thank them for their important contribution.”
“We look forward to continuing to work closely with Delta to deliver the best customer service experience possible to our passengers and to ensure that Mesa continues to make a positive contribution to Delta’s success,” Ornstein added.
“Delta is pleased to be expanding our relationship with Freedom Airlines,” said Shawn Anderson Delta’s vice president in charge of the Delta Connection. “The addition of these capable new aircraft — the CRJ-900 — into their program in a two-class configuration will be a clear winner for our customers.”
Delta Air Lines (Other OTC: DALRQ) offers customers service to more destinations than any global airline with Delta and Delta Connection carrier service to 308 destinations in 52 countries. With more than 60 new international routes added in the last year, Delta is America’s fastest growing international airline and is a leader across the Atlantic with flights to 31 trans-Atlantic destinations. To Latin America and the Caribbean, Delta offers more than 600 weekly flights to 58 destinations. Delta’s marketing alliances also allow customers to earn and redeem SkyMiles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 458 worldwide destinations in 99 countries. Customers can check in for flights, print boarding passes and check flight status at delta.com.
Mesa currently operates 199 aircraft with over 1,300 daily system departures to 173 cities, 43 states, the District of Columbia, Canada, and Mexico. Mesa operates as US Airways Express, Delta Connection, and United Express under contractual agreement with US Airways, Delta Air Lines, and United Airlines, respectively, and independently as Mesa Airlines and go!. On June 9, 2006, Mesa launched inter-island Hawaiian service as go! (www.iflygo.com). This new operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and generates revenue in excess of $1 billion annually. Mesa is a member of the Regional Airline Association and Regional Aviation Partners. The Company was named 2005 Regional Airline of the Year by Air Transport World Magazine.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.
For further information please contact:
George Murnane III
Executive Vice President
Mesa Air Group, Inc.
1-602-685-4010
Peter.murnane@mesa-air.com
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